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                                                                    EXHIBIT 99.2

                         FORM OF CHAIRMAN LETTER TO THE
                      STOCKHOLDERS OF OAK INDUSTRIES, INC.

                                                               December 27, 1999

Dear Stockholder of Oak Industries Inc.:

    The Board of Directors of Oak Industries Inc. has unanimously approved a merger in which Corning Incorporated will acquire Oak Industries. In the merger, each share of Oak Industries common stock will be converted into the right to receive 0.83 of a share of Corning common stock, and Oak Industries will become a wholly-owned subsidiary of Corning. Corning common stock is listed on the New York Stock Exchange under the symbol "GLW." As of December 23, Corning's closing stock price was $123.06.

    The merger cannot be completed unless the holders of a majority of the outstanding shares of Oak Industries' common stock approve and adopt the merger agreement. Oak Industries has scheduled a special meeting of its stockholders for January 28, 2000 to vote on this matter. If you were a stockholder of record on December 23, 1999, you may vote at the meeting. Your vote is very important.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

    This document provides you with detailed information about the proposed merger. This document is also a prospectus of Corning for the Corning common stock that will be issued to you in the merger. We encourage you to read this entire document carefully. In addition, you may obtain information about Corning and Oak Industries from documents filed with the Securities and Exchange Commission.

                                          Sincerely,

                                          William S. Antle III
                                          Chairman of the Board,
                                          Chief Executive Officer
                                          and President

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Corning common stock to be issued under the accompanying Proxy Statement/Prospectus or determined if the accompanying Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    The accompanying Proxy Statement/Prospectus is dated December 27, 1999 and is first being mailed to stockholders on or about December 28, 1999.